EXHIBIT 99.1

News Release

Contact:	Investor Relations
Phone:	(713) 324-4755
Address:

xjtinvestor@expressjet.com

EXPRESSJET REPORTS APRIL 2004 PERFORMANCE

            HOUSTON, May 3, 2004 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in April 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 606.4 million revenue passenger miles (RPMs), up 40.8 percent versus April 2003, and increased available seat miles (ASMs) by 33.1 percent compared with April 2003.  ExpressJet's April load factor was 70.7 percent, a 3.8 point improvement over April 2003 and a record for the month of April.  The company flew 60,141 block hours, compared with 44,863 block hours in April 2003, and operated 33,636 departures, versus 28,032 departures in April 2003.

            Also in April, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a record-breaking total completion factor of 99.3 percent.  In April 2003, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 98.6 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 231 jets.  The company began service to Monclova, Mexico and announced new service beginning May 2 to Tallahassee, Fla., both from Houston’s George Bush Intercontinental Airport.

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately131 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.  ExpressJet Airlines employs approximately 6,200 people and is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS APRIL 2004 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

April	2004		2003		Change

Revenue Passenger Miles (000)	606,367		430,508		40.8	Percent

Available Seat Miles (000)	857,093		643,806		33.1	Percent

Passenger Load Factor	70.7	Percent	66.9	Percent	3.8	Points

Block Hours	60,141		44,863		34.1	Percent

Departures	33,636		28,032		20.0	Percent

YEAR-TO-DATE	2004		2003		Change

Revenue Passenger Miles (000)	2,147,891		1,508,896		42.3	Percent

Available Seat Miles (000)	3,258,104		2,411,113		35.1	Percent

Passenger Load Factor	65.9	Percent	62.6	Percent	3.3	Points

Block Hours	229,238		173,667		32.0	Percent

Departures	128,937		107,680		19.7	Percent

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